AMENDED AND RESTATED SCHEDULE A

TO THE

MANNING & NAPIER FUND, INC.

INVESTMENT ADVISORY AGREEMENT

February 9, 2011

FEE SCHEDULE

The Fund agrees to pay the Advisor as full compensation for all services rendered by the Advisor hereunder, an annual management fee payable monthly and computed on the net asset value of the Fund as of the close of business each business day at the annual rates listed below:

SERIES	PERCENTAGE
Small Cap Series	1.00%
Technology Series	1.00%
Commodity Series	1.00%
High Yield Bond Series	1.00%
International Series	1.00%
Life Sciences Series	1.00%
Global Fixed Income Series	1.00%
Pro-Blend Moderate Term Series	0.75%
Pro-Blend Extended Term Series	0.75%
World Opportunities Series	1.00%
Tax Managed Series	1.00%
Pro-Blend Maximum Term Series	0.75%
New York Tax Exempt Series	0.50%
Ohio Tax Exempt Series	0.50%
Diversified Tax Exempt Series	0.50%
Pro-Blend Conservative Term Series	0.60%
Equity Series	1.00%
Overseas Series	0.70%
Financial Services Series	1.00%
Core Bond Series	0.60%
Core Plus Bond Series	0.70%
Target Income Series	0.00%
Target 2010 Series	0.00%
Target 2020 Series	0.00%
Target 2030 Series	0.00%
Target 2040 Series	0.00%
Target 2050 Series	0.00%
Dividend Focus Series	0.45%
Real Estate Series	1.00%
Emerging Markets Series	1.00%
Inflation Focus Equity Series	1.00%